Exhibit 99.1

 SANGAMO BIOSCIENCES REPORTS 2005 FOURTH QUARTER AND YEAR-END FINANCIAL RESULTS

    RICHMOND, Calif., Feb. 9 /PRNewswire-FirstCall/ -- Sangamo BioSciences, Inc. (Nasdaq: SGMO) today reported financial results for the fourth quarter ended December 31, 2005. The consolidated net loss was $2.7 million, or $0.10 per share, as compared to a net loss of $3.0 million, or $0.12 per share, in the same period in 2004. As of December 31, 2005, the company had cash, cash equivalents, and investments of $47.2 million that includes net proceeds of $18.2 million received from the sale of 5,080,000 shares of common stock in a registered direct offering in November 2005.

    Revenues for the fourth quarter of 2005 were $1.4 million as compared to fourth quarter 2004 revenues of $200,000. The principal components of fourth quarter 2005 revenues were from Sangamo's research agreement with Dow AgroSciences (DAS), research grants and partnerships in human therapeutics and enabling technologies. The increase in revenues for the fourth quarter of 2005 compared with 2004 was principally attributable to revenues from the DAS agreement and from research grants.

    Total fourth quarter 2005 operating expenses were $4.3 million as compared to $3.6 million in the prior year period. Research and development expenses were $3.0 million for the three months ended December 31, 2005 and $2.5 million for the same period in 2004. General and administrative expenses were $1.3 million for the fourth quarter of 2005 as compared to $1.1 for the same period in 2004.

    Net interest income for the fourth quarter of 2005 was $293,000 as compared to $164,000 in the comparable period of 2004.

    Twelve Month Results

    For the year ended December 31, 2005 the net loss was $13.3 million, or $0.51 per share, compared to $13.8 million, or $0.55 per share, for the year ended December 31, 2004. Revenues for the year ended December 31, 2005 were $2.5 million as compared to $1.3 million in 2004. Total operating expenses for the years ended December 31, 2005 and 2004 were $16.2 million and $16.0 million, respectively.

    As of December 31, 2005, the company had cash, cash equivalents, and investments of $47.2 million, compared with $33.5 million at December 31, 2004. Total shares outstanding at December 31, 2005 were 30.6 million as compared to
25.3 million at December 31, 2004.

    Recent Highlights

    -- Sangamo closed a registered direct offering to institutional and strategic investors. In November 2005, Sangamo announced that it had sold 5,080,000 shares of common stock, resulting in net proceeds to the company of approximately $18.2 million. DAS purchased approximately 20% of the shares sold in this financing.

    -- Subject enrollment and treatment completed in Sangamo's Phase 1 study of SB-509 in subjects with mild to moderate diabetic neuropathy. Sangamo expects to announce results from this study in the first half of 2006 at the American Academy of Neurology meeting in April and the American Diabetes meeting in June and to initiate a Phase 2 clinical study in the second half of 2006. SB-509 is a novel ZFP Therapeutic(TM) designed to upregulate the expression of the patient's own vascular endothelial growth factor (VEGF) gene to protect and stimulate the regeneration of peripheral nerve function in diabetics suffering from peripheral neuropathy.

    -- Major agreement in plant agriculture established with Dow AgroSciences.
       On October 5, 2005 Sangamo and Dow AgroSciences, LLC, (DAS) announced the signing of a Research and Commercial License Agreement. The agreement provides DAS with access to Sangamo's zinc finger DNA-binding protein
       (ZFP) technology for use in plants and plant cell cultures to develop products in areas including, on an exclusive basis, plant agriculture and industrial products, and, on a non-exclusive basis, animal health and biopharmaceutical products produced in plants. DAS made an initial cash payment to Sangamo of $7.5 million and purchased approximately $4.0 million of Sangamo common stock in the registered direct offering that was completed in November 2005. In addition, DAS will provide between $4.0 and $6.0 million in research funding over the initial three-year research term and may make up to an additional $4.0 million in research milestone payments to Sangamo during this same period, depending on the success of the research program. If DAS exercises its option to obtain a commercial license, Sangamo will be entitled to a one-time exercise fee of $6.0 million as well as development and commercialization milestone payments for each product, and royalties on sales of products. Furthermore, DAS will have the right to sublicense Sangamo's ZFP technology to third parties for use in plant cells, plants, or plant cell cultures, and Sangamo will be entitled to twenty five percent (25%) of any revenue received by DAS under such sublicenses.

    -- Data from Sangamo's program to develop a ZFP Therapeutic for the treatment HIV/AIDS were presented at the 45th Annual Interscience Conference on Antimicrobial Agents and Chemotherapy (ICAAC). The study represents the first demonstration that cells can be made resistant to HIV infection by treatment with Sangamo's proprietary ZFP nucleases (ZFN(TM)) designed to specifically disrupt the CCR5 gene that encodes a receptor required for HIV entry into immune cells. The researchers found that ZFN-modified cells were resistant to HIV infection whereas control cells were infected when challenged with the virus. Furthermore, when CCR5 expression was experimentally restored in the ZFN-modified cells, HIV was once again able to infect these cells demonstrating the specificity of the approach. Sangamo has shown disruption of the CCR5 gene in a number of different cell types including T-cells, the target cell for this therapeutic approach. At the recent Conference for Retroviruses and Opportunistic Infections (CROI) Sangamo's clinical collaborator also presented data demonstrating that ZFN-modified cells were able to survive and grow in culture in conditions where they were exposed to the virus for prolonged periods.

       Preclinical data were also presented at the Scientific Sessions of the American Heart Association (AHA) from Sangamo's program to develop a ZFP Therapeutic(TM) for congestive heart failure (CHF) and at the 8th International Conference on the Mechanisms and Treatment of Neuropathic Pain from its program neuropathic pain.

    -- Sangamo announced an expansion of the scope of its research collaboration with Pfizer Inc in the field of enhanced protein production. Under the terms of the agreement, Pfizer will fund further research at Sangamo and Sangamo will use its ZFP technology to develop additional cell lines for enhanced protein production.

    Conference Call

    Sangamo will host a conference call today at 5:00 p.m. EST, which will be open to the public. The call will also be webcast and can be accessed via a link on the Sangamo BioSciences website in the Investor Relations section under "Company Overview" http://phx.corporate-ir.net/phoenix.zhtml?c=120938&p=irol-IRHome for up to two weeks after the call. During the conference call, the company will review these results, discuss other business matters, and provide forward-looking guidance with respect to 2006.

    The conference call dial-in numbers are 866-272-9941 for domestic callers and 617-213-8895 for international callers. The passcode for the call is 52150700. For those unable to listen in at the designated time, a conference call replay will be available for one week following the conference call, from approximately 4:00 p.m. PT on February 9, 2006 to 9:00 p.m. PT on February 16, 2006. The conference call replay numbers for domestic and international callers are 888-286-8010 and 617-801-6888 respectively. The conference ID number for the replay is 12829030.

    About Sangamo

    Sangamo BioSciences, Inc. is focused on the research and development of novel DNA-binding proteins for therapeutic gene regulation and modification. The most advanced ZFP TherapeuticTM development programs are currently in Phase 1 clinical trials for evaluation of safety in patients with diabetic neuropathy and peripheral artery disease. Other therapeutic development programs are focused on macular degeneration, ischemic heart disease, congestive heart failure, neuropathic pain, and infectious and monogenic diseases. Sangamo's core competencies enable the engineering of a class of DNA-binding proteins known as zinc finger DNA-binding proteins (ZFPs). By engineering ZFPs that recognize a specific DNA sequence Sangamo has created ZFP transcription factors (ZFP TF(TM)) that can control gene expression and, consequently, cell function. Sangamo is also developing sequence-specific ZFP Nucleases (ZFN(TM)) for therapeutic gene modification as a treatment for a variety of monogenic diseases, such as sickle cell anemia, and for infectious diseases, such as HIV. Sangamo has established several Enabling Technology Agreements with companies to apply its ZFP Technology to enhance the production of protein pharmaceuticals. Research at Sangamo is partially funded by an Advanced Technology Program (ATP) grant awarded by the National Institute of Standards and Technology (NIST). For more information about Sangamo, visit the company's web site at www.sangamo.com.

This press release contains forward-looking statements regarding Sangamo's current expectations. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ include the early stage of ZFP Therapeutic development, uncertainties related to the timing of initiation and completion of clinical trials, and whether clinical trial results will validate and support the safety and efficacy of ZFP Therapeutics. Further, there can be no assurance that the necessary regulatory approvals will be obtained or that Sangamo will be able to develop commercially viable gene based therapeutics. Actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist in the company's operations and business environments. These risks and uncertainties are described more fully in the company's' Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

                             SELECTED FINANCIAL DATA
                      (in thousands, except per share data)
                                   (unaudited)

                                         Three Months Ended         Twelve Months Ended
                                            December 31,                December 31,
                                      ------------------------    ------------------------
                                         2005          2004          2005          2004
                                      ----------    ----------    ----------    ----------
CONSOLIDATED STATEMENT OF
 OPERATIONS DATA:
Revenues                              $    1,399    $      200    $    2,484    $    1,315
                                      ----------    ----------    ----------    ----------
Operating expenses:
  Research and development                 2,982         2,510        11,719        11,695
  General and administrative               1,335         1,090         4,513         4,270
                                      ----------    ----------    ----------    ----------
    Total operating expenses               4,317         3,600        16,232        15,965
                                      ----------    ----------    ----------    ----------
Loss from operations                      (2,918)       (3,400)      (13,748)      (14,650)
Interest income, net                         293           164           850           620
Other income                                 (65)          193          (395)          212
                                      ----------    ----------    ----------    ----------
Net loss                              $   (2,690)   $   (3,043)   $  (13,293)   $  (13,818)
                                      ==========    ==========    ==========    ==========

Basic and diluted net loss per
 common share                         $    (0.10)   $    (0.12)   $    (0.51)   $    (0.55)

Shares used in computing basic
 and diluted net loss per common
 share                                    27,245        25,226        25,855        25,126
                                      ==========    ==========    ==========    ==========

                          CONDENSED BALANCE SHEET DATA

                                           Dec. 31, 2005    Dec. 31, 2004
                                           -------------    -------------
Cash, cash equivalents, and investments    $      47,174    $      33,520
Total assets                                      48,983           34,725
Total stockholders' equity                        37,813           32,377

SOURCE  Sangamo BioSciences, Inc.
    -0-                             02/09/2006
    /CONTACT: Elizabeth Wolffe, Ph.D., of Sangamo BioSciences, Inc., +1-510-970-6000, ext. 271; or Justin Jackson (media) of Burns McClellan, Inc., +1-212-213-0006, for Sangamo BioSciences, Inc./
    /First Call Analyst: /
    /FCMN Contact: /
    /Web site:  http://www.sangamo.com /
    (SGMO)